Exhibit 99.1

Armata Pharmaceuticals Announces First Quarter 2023 Results and Provides Corporate Update

MARINA DEL REY, Calif., May 11, 2023 -- Armata Pharmaceuticals, Inc. (NYSE American: ARMP) (“Armata” or the “Company”), a biotechnology company focused on pathogen-specific bacteriophage therapeutics for antibiotic-resistant and difficult-to-treat bacterial infections, today announced financial results for its first quarter ended March 31, 2023, and provided a corporate update.

First Quarter 2023 and Recent Developments:

•	Announced positive topline results from the SWARM-P.a. Phase 1b/2a clinical trial, which evaluated AP-PA02 in cystic fibrosis (CF) patients with chronic pulmonary Pseudomonas aeruginosa infections, supporting progression into Phase 2b;
•	Announced further clinical progression of AP-PA02 with the first patient dosed in the Phase 2 non-cystic fibrosis bronchiectasis (NCFB) study;
•	Advanced AP-SA02 with dosing of the second patient cohort in the Phase 1b/2a Staphylococcus aureus bacteremia study;
•	Continued AP-SA02 prosthetic joint infection study start-up activities; and
•	Closed $30 million convertible credit agreement with Innoviva Strategic Opportunities LLC, a wholly owned subsidiary of Innoviva, Inc., Armata’s largest shareholder.

“Armata continues to make progress exploring the potential of phage therapy with our two therapeutic candidates targeting Pseudomonas aeruginosa and Staphylococcus aureus in four high-need indications,” stated Dr. Brian Varnum, Chief Executive Officer of Armata. “We recently completed our first randomized clinical trial, the first step to delivering on our commitment to bring this novel therapy through the rigorous trials required for regulatory approval and patient access. The positive data from our Phase 1b/2a study of AP-PA02 in cystic fibrosis patients demonstrated inhaled AP-PA02 to be well tolerated. The pharmacokinetics and pharmacodynamics of AP-PA02 provided valuable insights into the dose and schedule required to drive a meaningful decrease in sputum density of P. aeruginosa. Building on these results, we are currently evaluating AP-PA02 in our ongoing Phase 2 clinical trial in non-cystic fibrosis bronchiectasis”.

“Armata is also advancing its second lead phage product, AP-SA02, in a Phase 1b/2a study in Staphylococcus aureus bacteremia, with financial support from the U.S. Department of Defense. AP-SA02 offers a potential benefit to patients with difficult-to-treat S. aureus bacteremia. In parallel, the Company plans to study AP-SA02 in prosthetic joint infections, another indication characterized by difficult-to-treat S. aureus infection”.

“In January we announced a $30 million secured convertible credit agreement with Innoviva. This investment allows us to continue to execute on our strategy of advancing phage therapeutics, including building a new state-of-the-art advanced biologics manufacturing facility required to bring phage to market. The commitment to building this infrastructure is a central component of our dedicated effort to advance phage therapy and positions Armata to deliver on multiple value creating milestones”.

First Quarter 2023 Financial Results

Grant Revenue. The Company recognized grant revenue of approximately $0.8 million for the three months ended March 31, 2023, which represents Medical Technology Enterprise Consortium (“MTEC”)’s share of the costs incurred for the Company’s AP-SA02 program for the treatment of Staphylococcus aureus bacteremia. The Company expects to receive $16.3 million in grant funding from MTEC administered by the U.S. Department of Defense and the Defense Health Agency and Joint Warfighter Medical Research Program. The Company recognized approximately $1.2 million of revenue in the comparable period in 2022.

Research and Development. Research and development expenses for the three months ended March 31, 2023 were approximately $9.6 million as compared to approximately $8.0 million for the comparable period in 2022. The Company continues to invest in clinical trial and personnel related expenses associated with its primary development programs.

General and Administrative. General and administrative expenses for the three months ended March 31, 2023 were approximately $2.5 million as compared to approximately $2.0 million for the comparable period in 2022. The increase was primarily related to expenses related to the increased legal and professional expenses.

Loss from Operations. Loss from operations for the three months ended March 31, 2023 was $(11.3) million as compared to a loss from operations of approximately $(8.8) million for the comparable period in 2022.

Cash and Equivalents. As of March 31, 2023, Armata held approximately $25.1 million of unrestricted cash and cash equivalents, as compared to $14.9 million as of December 31, 2022.

As of May 5, 2023, there were approximately 36.1 million shares of common stock outstanding.

About Armata Pharmaceuticals, Inc.

Armata is a clinical-stage biotechnology company focused on the development of pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections using its proprietary bacteriophage-based technology. Armata is developing and advancing a broad pipeline of natural and synthetic phage candidates, including clinical candidates for Pseudomonas aeruginosa, Staphylococcus aureus, and other pathogens. Armata is committed to advancing phage with drug development expertise that spans bench to clinic including in-house phage specific GMP manufacturing.

Forward Looking Statements

This communication contains "forward-looking" statements, including, without limitation, statements related to Armata's bacteriophage development programs,  Armata’s ability to set up or operate R&D and manufacturing facilities, Armata's ability to meet expected milestones, Armata’s future success or failure, Armata's ability to be a leader in the development of phage-based therapeutics, Armata’s expected receipt of grant funding, and statements related to the timing and results of clinical trials, including the anticipated results of clinical trials of AP-PA02 and AP-SA02, and Armata’s ability to develop new products based on natural bacteriophages and synthetic bacteriophages. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon Armata's current expectations. Forward-looking statements involve risks and uncertainties. Armata's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the ability of Armata's lead clinical candidates, AP-PA02 and AP-SA02, to be more effective than previous candidates; that the top line results are indicative of the final data; Armata's ability to expedite development of AP-PA02 and AP-SA02; Armata's ability to advance its preclinical and clinical programs and the uncertain and time-consuming regulatory approval process; Armata's ability to develop products based on bacteriophages and synthetic phages to kill bacterial pathogens; the Company's expected market opportunity for its products; Armata's ability to sufficiently fund its operations as expected, including obtaining additional funding as needed; and any delays or adverse events within, or outside of, Armata's control, caused by the ongoing COVID-19 pandemic. Additional risks and uncertainties relating to Armata and its business can be found under the caption "Risk Factors" and elsewhere in Armata's filings and reports with the SEC, including in Armata's Annual Report on Form 10-K, filed with the SEC on March 16, 2023, and in its subsequent filings with the SEC.

Armata expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Armata's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Media Contacts:

At Armata:

Pierre Kyme

Armata Pharmaceuticals, Inc.

ir@armatapharma.com

310-665-2928

Investor Relations:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

212-915-2569

Armata Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	$25,106,000	$14,852,000
Awards receivable	1,257,000	1,936,000
Prepaids and other current assets	12,232,000	10,259,000
Total current assets	38,595,000	27,047,000
Property and equipment, net	5,437,000	3,617,000
Operating lease right-of-use asset	42,828,000	43,035,000
Other long term assets	8,173,000	8,389,000
Intangible assets, net	13,746,000	13,746,000
Total assets	$108,779,000	$95,834,000

Liabilities and shareholders’ equity
Total current liabilities	$51,415,000	$24,873,000
Long term liabilities	31,840,000	31,804,000
Deferred tax liability	3,077,000	3,077,000
Total liabilities	86,332,000	59,754,000
Shareholders’ equity	22,447,000	36,080,000
Total liabilities and shareholders’ equity	$108,779,000	$95,834,000

Armata Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2023	2022
Grant Revenue	$796,000	$1,236,000
Operating expenses:
Research and development	9,604,000	8,028,000
General and administrative	2,538,000	1,983,000
Total operating expenses	12,142,000	10,011,000
Loss from operations	(11,346,000)	(8,775,000)
Other income (expense):
Other income (expense), net	18,000	1,000
Change in fair value of convertible debt	(3,162,000)	-
Net loss	$(14,490,000)	$(8,774,000)
Net loss per share, basic and diluted	$(0.40)	$(0.30)
Weighted average shares outstanding, basic and diluted	36,045,040	28,996,499

Armata Pharmaceuticals, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2023	2022
Operating activities:
Net loss	$(14,490,000)	$(8,774,000)
Adjustments required to reconcile net loss to net cash used in operating activities:
Share-based compensation	857,000	493,000
Depreciation	230,000	226,000
Change in fair value of convertible debt	3,162,000	-
Changes in operating assets and liabilities, net	(7,329,000)	4,540,000
Net cash used in operating activities	(17,570,000)	(3,515,000)
Investing activities:
Purchases of property and equipment, net	(2,010,000)	(236,000)
Net cash used in investing activities	(2,010,000)	(236,000)
Financing activities:
Proceeds from issuance of convertible debt, net of issuance costs	29,594,000	-
Proceeds from sale of common stock, net of offering costs	-	44,631,000
Net cash provided by financing activities	29,594,000	44,631,000
Net increase in cash and cash equivalents	10,014,000	40,880,000
Cash, cash equivalents and restricted cash, beginning of period	20,812,000	11,488,000
Cash, cash equivalents and restricted cash, end of period	$30,826,000	$52,368,000

	Three Months Ended March 31,
Reconciliation of Cash and cash equivalents:	2023	2022
Cash and cash equivalents	$25,106,000	$46,408,000
Restricted cash	5,720,000	5,960,000
Cash, cash equivalents and restricted cash	$30,826,000	$52,368,000